Exhibit 99.1

Greg Parker Investor Relations 210/220-5632 or Renee Sabel Media Relations 210/220-5416

FOR IMMEDIATE RELEASE

April 25, 2012

CULLEN/FROST REPORTS FIRST QUARTER RESULTS

Record-high quarterly earnings

•	Net income up by 17.5 percent

•	Continued strong deposit growth

•	Period-end loans up over previous quarter

•	Non-performing assets lowest since end of 2008

SAN ANTONIO – Cullen/Frost Bankers, Inc. today released results for the first quarter of 2012, as the Texas financial services leader posted record quarterly earnings in a challenging interest rate, economic and regulatory environment.

Cullen/Frost net income for the first quarter of 2012 increased 17.5 percent to $61.0 million, or $.99 per diluted common share, compared to first quarter 2011 earnings of $51.9 million, or $.85 per diluted common share. For the first quarter of 2012, returns on average assets and equity were 1.23 percent and 10.59 percent, respectively, compared to 1.19 percent and 10.11 percent for the same period of 2011.

Non-performing assets at March 31, 2012 decreased $34.2 million from the first quarter of 2011, and $400,000 from the previous quarter. Non-performing assets at March 31, 2012 were $120.5 million, the lowest level since fourth quarter 2008. The provision for loan losses was down $8.4 million from last year’s first quarter to $1.1 million.

“Cullen/Frost’s record quarterly earnings reflect our ability to operate effectively despite regulatory challenges and low interest rate headwinds in a slowly recovering economy,” said Dick Evans, Cullen/Frost chairman and CEO. “We are starting to see some growth in period-end loans compared to last quarter thanks to the foundation of new and expanded customer relationships we nurtured during the recession, although many businesses are still being cautious. Our strong deposit growth trend continued as we added another $1.9 billion in average deposits since the first quarter of 2011. Since year-end 2007, we have increased our asset size by more than 50 percent.

“As expected, the Durbin amendment to Dodd-Frank is pressuring income from interchange and debit card transaction fees. Even in this challenging regulatory environment, we are increasing revenue and effectively managing expenses.

“It was encouraging to see a significant decline in non-performing assets compared to the previous year’s first quarter. This is the lowest level for NPAs since year-end 2008.” said Evans.

“Our capital levels and liquidity are stronger today than before the financial crisis began in 2008. As other banks suspended dividends during the recession, Cullen/Frost continued to pay – and even increase – the dividend we pay our shareholders. We have increased our dividend for 18 consecutive years.

“Earlier this year, our banking subsidiary, Frost National Bank, filed an application with the Texas Department of Banking to change our charter from a national bank to a state bank. We also notified the Federal Reserve Bank of Dallas of our intention to become a state-chartered member bank. Regulatory decisions will be made in Austin and Dallas, not Washington, and we expect better communication with our regulators. We have been a national bank since 1899 and have had a good relationship with the OCC, but we believe this is the right decision for our company at this time. Although our legal name will change to Frost Bank, our customers will not see any difference. They will continue to receive full protection on deposits through the FDIC as we continue to operate one of the nation’s strongest banks. We expect the charter change to occur in June of this year.

“As always, I want to express my appreciation to our superior employees for their commitment, loyalty and hard work. They take outstanding care of our customers, which makes our success possible. We saw further validation of this focus on service in March, when Frost Bank was recognized as a J.D. Power and Associates Customer Service Champion, placing Frost among the top 50 companies in the country, along with brands like Apple, Southwest Airlines and Lexus. And just last week, the J.D. Power and Associates 2011 Retail Banking Satisfaction Study ranked Frost highest in customer satisfaction with retail banking in Texas for the third consecutive year. I am grateful to our employees for making this possible.”

For the first quarter of 2012, average total loans were $8.1 billion, compared to $8.0 billion last quarter and $8.1 billion for the first quarter last year. Average total deposits for the first quarter 2012 rose to $16.4 billion, up 13.3 percent, or $1.9 billion, over the $14.5 billion reported for the first quarter of 2011. Net interest income on a taxable-equivalent basis increased to $164.7 million, up 5.2 percent over the $156.6 million reported for the first quarter a year ago.

Noted financial data for the first quarter:

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Tier 1 and Total Risk-Based Capital Ratios for the Corporation at the end of the first quarter of 2012 were 14.47 percent and 16.10 percent, respectively and are in excess of well-capitalized levels. The ratio of tangible common equity to tangible assets was 8.93 percent at the end of the first quarter of 2012, compared to 8.94 percent for the same quarter last year. The tangible common equity ratio, which is a non-GAAP financial measure, is equal to end of period shareholders’ equity less goodwill and intangible assets divided by end of period total assets less goodwill and intangible assets.

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Net interest income on a taxable-equivalent basis for the first quarter totaled $164.7 million, compared to the $156.6 million reported for the first quarter of 2011. The increase was driven primarily from an increase in the average volume of earning assets and was partly offset by a decrease in the net interest margin. Approximately $1.8 million of the increase came from the extra operating day provided by the leap year. The net interest margin was 3.73 percent for the first quarter, compared to 4.03 percent for the first quarter of 2011 and 3.76 percent for the fourth quarter of 2011.

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Non-interest income for the first quarter of 2012 was $72.0 million, compared to the $72.3 million reported a year earlier. Interchange and debit card transaction fee income was $4.1 million, down $3.9 million from the $8.0 million reported for the first quarter of 2011 and down $49,000 from the $4.2 million reported last quarter. Partially offsetting this decrease in interchange income were trust and investment management fees, which increased $1.2 million to $20.7 million, from the $19.5 million reported in the first quarter of 2011.Most of this increase was due to estate fees, up $422,000 and investment fees, up $404,000 from the first quarter last year. Insurance commissions and fees were $12.4 million, a 17.9 percent increase over the $10.5 million reported for the first quarter of 2011. Other income was $7.2 million, up $1.3 million from the $5.8 million reported for the previous year’s first quarter. Primarily impacting other income was $1.5 million from mineral interest income related to a bonus and oil and gas royalties received from mineral interests held by a non-bank subsidiary.

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Non-interest expense for the first quarter of 2012 was $142.0 million, up $1.9 million, from the $140.1 million for the first quarter of 2011. Salaries and benefits were up $2.7 million, or 3.4 percent, over the same quarter a year earlier, as a result of normal annual merit and market increases, and were offset in part by a decrease in employee stock compensation expense and incentive compensation. Other expense was $32.9 million, a $405,000 increase from the $32.5 million reported for the first quarter of 2011. This included a $1.0 million increase in advertising costs as part of a statewide strategic marketing initiative. The increase in other expense was offset in part by decreases in losses on the sale/write-down of bank-owned properties. Offsetting the total increase in non-interest expense was a $2.3 million decline in FDIC deposit insurance from last year’s first quarter. The decrease was related to a change in the deposit insurance assessment base and a change in the method by which the assessment rate is determined for large financial institutions.

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For the first quarter of 2012, the provision for loan losses was $1.1 million, compared to net charge-offs of $4.1 million. For the first quarter of 2011, the provision for loan losses was $9.5 million, compared to net charge offs of $11.4 million. The allowance for loan losses as a percentage of total loans was 1.32 percent at March 31, 2012, compared to 1.55 percent at the end of the first quarter of 2011. Non-performing assets were $120.5 million at the end of the first quarter of 2012, compared to $120.9 million the previous quarter, and $154.7 million at the end of the first quarter of 2011.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, April 25, 2012 at 10 a.m. Central Daylight Time (CDT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 800-944-6430. Digital playback of the conference call will be available after 12 p.m. CDT until midnight Sunday, April 29, 2012 at 855-859-2056, with Conference ID# 7198795. The call will also be available by webcast on the company’s website, frostbank.com, and available for playback after 2 p.m. CDT. After entering the website, go to “About Frost” on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $20.4 billion in assets at March 31, 2012, and more than 115 financial centers throughout Texas. One of 24 U.S. banks included in the KBW Bank Index, Frost provides a wide range of banking, investments and insurance services to businesses and individuals in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effects of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of the Corporation’s goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	The Corporation’s ability to attract and retain qualified employees.

•	Changes in the competitive environment in the Corporation’s markets and among banking organizations and other financial service providers.

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The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of the Corporation’s vendors, internal control systems or information systems.

•	Changes in the Corporation’s liquidity position.

•	Changes in the Corporation’s organization, compensation and benefit plans.

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The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	2012	2011
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$149,707	$150,323	$145,361	$144,333	$141,759
Net interest income(1)	164,707	165,340	160,579	159,509	156,638
Provision for loan losses	1,100	—	9,010	8,985	9,450
Non-interest income:
Trust and investment management fees	20,652	18,861	19,652	20,313	19,471
Service charges on deposit accounts	20,794	21,475	22,072	21,328	21,250
Insurance commissions and fees	12,377	7,450	9,569	7,908	10,494
Interchange and debit card transaction fees	4,117	4,166	8,719	8,695	8,045
Other charges, commissions and fees	7,350	7,125	6,572	6,825	7,228
Net gain (loss) on securities transactions	(491)	—	6,409	—	5
Other	7,180	8,583	6,224	5,723	5,840

Total non-interest income	71,979	67,660	79,217	70,792	72,333

Non-interest expense:
Salaries and wages	63,702	66,126	61,697	61,775	62,430
Employee benefits	16,701	12,574	12,004	13,050	15,311
Net occupancy	11,797	11,413	12,080	11,823	11,652
Furniture and equipment	13,420	13,454	13,106	12,628	12,281
Deposit insurance	2,497	2,773	2,583	2,598	4,760
Intangible amortization	1,011	1,052	1,108	1,107	1,120
Other	32,912	36,441	34,829	33,816	32,507

Total non-interest expense	142,040	143,833	137,407	136,797	140,061

Income before income taxes	78,546	74,150	78,161	69,343	64,581
Income taxes	17,513	18,736	23,654	13,657	12,653

Net income	$61,033	$55,414	$54,507	$55,686	$51,928

PER SHARE DATA
Net income – basic	$0.99	$0.90	$0.89	$0.91	$0.85
Net income – diluted	0.99	0.90	0.89	0.91	0.85
Cash dividends	0.46	0.46	0.46	0.46	0.45
Book value at end of quarter	37.81	37.27	36.69	35.54	34.25

OUTSTANDING SHARES
Period-end shares	61,373	61,264	61,245	61,245	61,242
Weighted-average shares – basic	61,201	61,154	61,137	61,094	61,018
Dilutive effect of stock compensation	332	54	102	297	316
Weighted-average shares – diluted	61,533	61,208	61,239	61,391	61,334

SELECTED ANNUALIZED RATIOS
Return on average assets	1.23%	1.12%	1.15%	1.23%	1.19%
Return on average equity	10.59	9.74	9.79	10.45	10.11
Net interest income to average earning assets(1)	3.73	3.76	3.81	3.95	4.03

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2012	2011
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,050	$7,975	$8,036	$8,080	$8,081
Earning assets	18,087	17,806	17,053	16,356	15,822
Total assets	19,920	19,579	18,825	18,170	17,678
Non-interest-bearing demand deposits	6,399	6,325	5,905	5,464	5,248
Interest-bearing deposits	9,998	9,804	9,524	9,379	9,221
Total deposits	16,397	16,129	15,429	14,843	14,469
Shareholders’ equity	2,317	2,258	2,209	2,137	2,083

Period-End Balance:
Loans	$8,127	$7,995	$8,090	$8,068	$8,025
Earning assets	18,583	18,498	17,728	16,710	16,160
Goodwill and intangible assets	547	539	540	541	541
Total assets	20,417	20,317	19,490	18,478	17,942
Total deposits	16,909	16,757	16,064	15,104	14,710
Shareholders’ equity	2,321	2,284	2,247	2,177	2,097
Adjusted shareholders’ equity(1)	2,076	2,036	2,003	1,974	1,943

ASSET QUALITY
($ in thousands)
Allowance for loan losses	$107,181	$110,147	$115,433	$122,741	$124,321
As a percentage of period-end loans	1.32%	1.38%	1.43%	1.52%	1.55%

Net charge-offs	$4,066	$5,286	$16,318	$10,565	$11,445
Annualized as a percentage of average loans	0.20%	0.26%	0.81%	0.52%	0.57%

Non-performing assets:
Non-accrual loans	$97,870	$94,338	$110,178	$130,528	$123,811
Foreclosed assets	22,676	26,608	29,114	30,822	30,892

Total	$120,546	$120,946	$139,292	$161,350	$154,703
As a percentage of:
Total loans and foreclosed assets	1.48%	1.51%	1.72%	1.99%	1.92%
Total assets	0.59	0.60	0.71	0.87	0.86

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	14.47%	14.38%	14.59%	14.37%	14.22%
Total Risk-Based Capital Ratio	16.10	16.24	16.57	16.42	16.31
Leverage Ratio	8.68	8.66	8.82	8.94	8.99
Equity to Assets Ratio (period-end)	11.37	11.24	11.53	11.78	11.69
Equity to Assets Ratio (average)	11.63	11.53	11.73	11.76	11.78

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).

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